Exhibit 5.1

January 8, 2015

NetScout Systems, Inc.

310 Littleton Road

Westford, MA 01886

Ladies and Gentlemen:

We have acted as counsel for NetScout Systems, Inc., a Delaware corporation (the “Company”), in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of October 12, 2014 (the “Merger Agreement”), by and among the Company, Danaher Corporation, Potomac Holding LLC (“Newco”), RS Merger Sub I, Inc. (“Merger Sub”) and RS Merger Sub II, LLC. This opinion is being furnished in connection with a Registration Statement on Form S-4, File No. 333-200704 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission covering the offer and sale of up to 62,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued in connection with the merger of Merger Sub with and into Newco.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, each as currently in effect, the Plan, and originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda and other instruments as we deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud, rule or regulation relating to securities, or to the sale or issuance thereof.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Securities Act of 1933, as amended, (ii) the stockholders of the Company shall have approved the issuance of such Shares in accordance with the Merger Agreement, and (iii) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued as described in the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

500 BOYLSTON STREET, 14TH FLOOR, BOSTON, MA 02116 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM

NetScout Systems, Inc.

January 8, 2015

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Miguel J. Vega
Miguel J. Vega

500 BOYLSTON STREET, 14TH FLOOR, BOSTON, MA 02116 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM